Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Will Keyser	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Keyser Public Strategies	JCIR
610/373-2400	617/529-5849	212/835-8500 or penn@jcir.com
will@keyserpublicstrategies.com

PENN NATIONAL GAMING TO BREAK GROUND ON

PLAINRIDGE PARK CASINO ON FRIDAY, MARCH 14, AT 2PM

Wyomissing, PA and Plainville, MA, March 10, 2014 — Penn National Gaming, Inc. (PENN: NASDAQ) the licensee for the Commonwealth of Massachusetts’ sole slots-only gaming license, announced today that it will break ground and begin construction of Plainridge Park Casino on Friday, March 14, 2014 at 2:00 pm ET.

“We are thrilled to begin construction of this new economic engine for the Commonwealth of Massachusetts,” said Eric Schippers, Senior Vice President of Government Affairs for Penn National Gaming.  “We look forward to celebrating this momentous occasion with our employees, members of the community, and local and state leaders who helped make this dream a reality.”

Penn National Gaming was awarded the gaming license on February 28, 2014.  The Company sent invitations last week to the members of the Massachusetts Gaming Commission, state legislators, town officials and community leaders in Plainville, leaders of the harness racing industry, town officials in the designated surrounding communities of North Attleboro, Wrentham, Foxboro, and Mansfield, local businesses, labor organizations, and local non-profit organizations among others.

“Friday will mark the beginning of a long, prosperous relationship between Penn National Gaming, the Town of Plainville, surrounding communities, the harness racing industry, local businesses and labor organizations, and the Commonwealth,” said Schippers.  “We are committed to creating strong partnerships between each of these groups and Plainridge Park Casino.”

At the groundbreaking ceremony, Penn National Gaming will share construction timelines, employment opportunities and upcoming activities.  In addition to the creation of an estimated 1,000 construction jobs, it is expected that Plainridge Park will result in 500 new permanent jobs once completed.  Media kits will be provided at the venue and will be available 30 minutes prior to the ceremony.

About Plainridge Park Casino

Penn National Gaming will be constructing a $225 million fully integrated racing and gaming operation located at Plainridge Racecourse, 301 Washington Street, Plainville, MA.  Plainridge Park Casino will include a fully integrated 106,000 square foot racing and gaming facility featuring live harness racing and simulcasting with 1,250 slot machines, an upscale casual dining restaurant, the first-ever Doug Flutie Sports Bar, four-venue food court, harness concourse bar, multi-purpose banquet room, entertainment lounge and casino bar, 1,620 structured and surface parking spaces, 26,000 square foot grandstand with box and reserved seats, and 13,000 square foot clubhouse with box seats.

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature approximately 31,000 gaming machines, 800 table games and 2,900 hotel rooms.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates,” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn National Gaming and its subsidiaries, including risks related to the ultimate location of the various other gaming facilities in Massachusetts and the ongoing efforts in the state to repeal the enabling legislation, and accordingly, any forward looking statements are qualified in their entirety by reference to the factors described in Penn National Gaming’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to Penn National Gaming or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn National Gaming undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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